Exhibit 3.1 (h)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

GREEN EARTH TECHNOLOGIES, INC.

          Green Earth Technologies, Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1. The name of the corporation is Green Earth Technologies, Inc.

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH:

“The total number of shares of stock which this corporation is authorized to issue is three hundred million (300,000,000) shares of common stock with a par value of $0.001 per share.”

          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 9th day of March, 2011.

/s/ Greg D. Adams

Greg D. Adams
Chief Financial Officer